Exhibit 99.1

Company Contact:	David Weinberg
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations:	Andrew Greenebaum
Integrated Corporate Relations
(310) 395-2215

SKECHERS USA, INC. ANNOUNCES PRELIMINARY AGREEMENT TO
SETTLE THREE CLASS ACTION LAWSUITS

MANHATTAN BEACH, CA. – December 20, 2004 – SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced that it has reached a preliminary agreement to settle three disputed class action lawsuits brought by former and current store managers, assistant store managers and employees of the Company’s retail stores. The suits are discussed in the Company’s most recent Form 10-Q for the quarter ending September 30, 2004.

The first two suits, filed December 2, 2002 and February 25, 2004, alleged that the Company improperly classified the Company’s store managers and assistant store managers as exempt under California’s wage and hour laws. The third suit, filed July 7, 2004, alleged that the Company improperly deducted the cost of work uniforms from employee wages. The plaintiffs were also seeking to amend the complaints to allege meal and rest time violations of the California law. All three suits sought damages and civil penalties, as well as injunctive relief against the Company. The Company denied all liability.

The preliminary settlement, which addresses claims dating back to 1998 and is still subject to court approval, fully resolves all claims brought by the plaintiffs in these California lawsuits. Many other retail companies doing business in California have similarly settled such claims in recent years rather than risk the exposure and expense of continued litigation. Under the terms of the preliminary agreement, the Company will pay a potential maximum settlement amount of $1.8 million to cover claims made by eligible class members, plaintiff attorneys’ fees and costs, and costs of a third-party administrator. While the matter is still subject to court approval, the Company is estimating that the settlement will lead to a pre-tax charge of $1.8 million ($1.1 million after tax), or approximately $0.025 cents per diluted share, in the fourth quarter of fiscal 2004.

Commenting on the settlement, Philip Paccione, the Company’s Executive Vice President and General Counsel, stated, “We are pleased to put these matters behind us. While the Company denies all liability in every one of these cases, it has agreed to the settlement to resolve all of the claims and avoid engaging in future expensive, distracting and protracted litigation.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear, timepieces, and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school or holiday selling seasons; the inability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of our company to maintain its brand image; the ability to sustain, manage or forecast our company’s growth and inventories; the ability to secure and protect trademarks, patents, and other intellectual property; the loss of significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake due to the location of our domestic warehouse, headquarters and a substantial number of our retail stores; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent legislation including the Sarbanes-Oxley Act of 2002; and other factors referenced or incorporated by reference in the Company’s annual report on form 10K for the year ended December 31, 2003 and Company’s Form 10Q for the quarter ended September 30, 2004.

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